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                                                                    EXHIBIT 99.1


DATE:    March 6, 2005
TO:      Directors and Executive Officers
FROM:    First Manitowoc Bancorp, Inc.


         IMPORTANT NOTICE CONCERNING YOUR RIGHTS UNDER THE FIRST NATIONAL BANK IN MANITOWOC 401(k) PROFIT SHARING PLAN

         1. BACKGROUND

         The First National Bank in Manitowoc (the "Bank") 401(k) Profit Sharing Plan (the "Plan") will be subject to a blackout period beginning on March 21, 2005, and ending during the week of April 11, 2005, that will temporarily prevent participants in the Plan from engaging in transactions in the common stock of First Manitowoc Bancorp, Inc. ("FMB"), the Bank's parent corporation, in their individual accounts. During the blackout period, participants in the Plan generally will be unable to direct or diversify investments in their individual accounts, change elections regarding future contributions, change contribution rates or obtain a loan, distribution or withdrawal from the Plan. The blackout period will allow the Bank to transfer administration of the Plan from Emjay Corporation to Eide Bailly Employee Benefits effective April 1, 2005.

         2. SPECIAL TRADING RESTRICTIONS

         This notice is provided to you pursuant to Rule 104 of Regulation BTR promulgated under the Securities Exchange Act of 1934 and Section 306 of the Sarbanes-Oxley Act of 2002. Under these rules you may not conduct transactions in FMB equity securities during the "blackout period" described above that we expect to begin March 21, 2005 and end during the week of April 11, 2005. This prohibition applies to FMB equity securities you hold both inside and outside the Plan. Dividend reinvestments under a dividend reinvestment plan and trading pursuant to a 10b5-1 trading plan are exempt from this prohibition.

         Please note that the restrictions described in this notice are in addition to the normal restrictions on trading activity that FMB imposes on directors and executive officers. In particular, you continue to be subject to the FMB Insider Trading policy which prohibits most transactions until the next window period and require pre-clearance of proposed transactions prior to any transaction in FMB securities.

         3. ADDITIONAL INFORMATION

         Security holders or other interested persons may obtain information about the actual beginning and ending dates of the blackout period, without charge, by contacting Elizabeth Phillips-smith, Vice President, in writing at First National Bank in Manitowoc, 402 North Eighth Street, PO Box 10, Manitowoc, WI 54221-0010, or by telephone at (920) 684-6611, either during the blackout period or for a period of two years after the ending date of the blackout period.